29/th/ May 1997
                                                                   Exhibit 10.20
                                                                   -------------

PERSONAL
--------

Dr P J Boon
5505 Providence Glen Road
Charlotte
North Carolina 28270
USA



Dear Phil

Following our discussions, I am pleased to offer you a position with the Company initially in the position of Business Manager in the Petroleum Specialties Department, based at Ellesmere Port. We will finalise a commencement date as soon as possible, however, this will be no later than 1/st/ September 1997. Your salary will be (Pounds)55,500 per annum, which will run to 31/st/ December 1997. You will also receive a one-off taxable payment of (Pounds)5,000 which will be paid with your first monthly salary.

As we discussed, you will be eligible to participate in the GLCC Corporate Share Option scheme. I must stress, however, that this is discretionary and grants of options are not guaranteed.

This offer of employment is subject to the completion of a medical examination and the receipt of two references, the results of which are satisfactory to us. I have enclosed medical paperwork which should be completed as soon as possible in the United States.

This offer assumes your acceptance of the Company's terms and conditions of employment, which, unless otherwise expressed in this letter, are as set out in
Part 1 of the enclosed copy of the Staff Handbook.

Holiday Entitlement
-------------------

You will be entitled to 30 days annual holiday in a full holiday year, which runs from 1/st/ March to 28 or 29 February. Your entitlement in the first year will depend on your start date.

BUPA Membership
---------------

You will be offered membership of the Company's BUPA Bulk Scheme for yourself and your spouse on a non-contributory basis. The current taxable benefit arising from the Company's contribution is (Pounds)674.00 per annum. Membership can be extended to cover any unmarried children under 21 years of age on a contributory basis at a current monthly rate of (Pounds)14.04.

Holiday Gift and Overseas Travel Allowance
------------------------------------------

With reference to Sections 7 and 23 of the Staff Handbook respectively, please note that you are not entitled to Holiday Gift or Overseas Travel Allowances.

Termination of Contract
-----------------------

Should you wish to terminate your employment you must give the Company three months notice. You will be entitled to receive six months notice from the Company to terminate your services. The Company notice period will not apply if your service is terminated as a result of gross misconduct.

Pension Plan
------------

The Company maintains a Pension Scheme for the benefit of employees. Further details of the scheme are contained in the enclosed booklet and your attention is drawn to the letter accompanying the booklet.

Company Car
-----------

You will be provided with a fully funded Company car, including private fuel, typically a BMW 323I or Saab 9000 CD or equivalent. You may take a cash equivalent in lieu of a car; currently the allowance is (Pounds)6,300 per annum. Further details will be furnished to you should you accept our offer of employment.

Relocation
----------

The Company will assist you in relocating yourself and your family to an area suitable for your place of work in Ellesmere Port.

Assistance will include expenses for house-hunting, legal fees, removal costs and initial rented temporary accommodation for you and your family for up to a period of three months.

You will receive an international re-settlement allowance of (Pounds)13,000 (not taxable) in the month in which you move into your new UK property.

Further details of the relocation package will be forwarded to your under separate cover, and we will discuss with you the sale of your existing property and the purchase of a new one through the use of the Octel Homesale Plan.

Tax Advice
----------

The Company will provide you the opportunity of a tax consultation on your return to the UK.

Lease Car
---------

The Company will reimburse any penalty regarding the early termination of your lease car in the USA.

The above offer is also subject to your acceptance of certain employment policies of Great Lakes Chemical Corporation, copies of which are enclosed, viz:

 .    Great Lakes Chemical Corporation Anti-trust Policy Please read the statement enclosed and by signing this letter you signify your acceptance of this policy.

 .    Great Lakes Chemical Corporation Code of Ethical Conduct.

 .    Great Lakes Chemical Corporation Confidentiality Agreement Please note that
     Articles 7 and 9 of this Agreement are replaced by the following Article 7:

     "this agreement shall be governed and construed in all respects in accordance with English Law and the parties hereby submit to the non-exclusive jurisdiction of the English Courts."

Should you wish to accept this offer, would you please sign the acceptance on the duplicate of this letter and one copy of each of the Great Lakes Chemical Corporation Code of Ethical Conduct and Confidentiality Agreement, and return them to me.

I apologise for the formality of this letter, but I am sure you understand the necessity. I would be grateful if you could send me the names of two referees we can contact and also your earliest start date. If you have any queries, please give me a call.

We look forward to you joining the Company at a very exciting time for us all.

Yours sincerely



M MATHIESON
Manager - Human Resources



Signed: .........................     Dated:...........................


Enc.